FTE Networks and Benchmark Builders to Join Forces

Leading Network Infrastructure and Technology Firm Announces the Execution of an Agreement
to Combine with Top Construction Manager

NAPLES, FL – (March 9, 2017) – FTE Networks, Inc. (OTCQX:FTNW) (“FTE” or the “Company”), a leading network infrastructure solutions provider in the technology and communications industries, today announced a definitive agreement to join forces with privately held Benchmark Builders, Inc. (“Benchmark”), a leading provider of construction management services based in New York.

The transaction will enable FTE to deliver integrated network services, cutting-edge technology, and construction management services on the largest and most complex projects, from conception to completion. Benchmark is a premier construction management services firm and general contractor, with a powerful industry brand and strong presence in the New York City metropolitan market.

Benchmark offers FTE an established platform to aggressively roll-out FTE’s “compute to the edge” installations in New York City and the surrounding region. This ground-breaking technology allows building owners to provide the best broadband access at significant savings to both landlords and tenants, while creating revenue generating opportunities for landlords.

Benchmark President Fred Sacramone will continue as President and become a member of the FTE Networks Board. Senior management of Benchmark will remain the same, and the acquisition will provide new opportunities to the employees of both businesses.

“We believe that this transaction offers tremendous benefits to our clients, stockholders, and employees – and significantly accelerates our strategy of developing an integrated technology and construction management offering,” said Michael Palleschi, FTE’s President and Chief Executive Officer. “We can now serve our clients as a one-stop shop, providing the highest quality design, construction, operation, and maintenance of network infrastructure while providing cutting-edge technology and meeting the growing customer demand for turnkey infrastructure solutions.”

Sacramone added: “Joining FTE is the logical next step in the continued growth and success of Benchmark, allowing us to expand our reach nationally and seize new opportunities. We have long-standing relationships with FTE senior executives and look forward to becoming the cornerstone of FTE’s construction management practice. We are excited about the tremendous possibilities ahead.”

FTE will finance the $75 million transaction with cash, FTE common stock, and new financing. The alliance is expected to close in the second quarter of 2017.

The combination will provide significant economies of scale, synergies, complementary business activities, and new growth opportunities in strategic locations across the U.S. Benchmark helps FTE significantly expand its portfolio of sector expertise and enables the Company to accelerate its penetration of the fast-growing market for data center construction.

Significantly, the addition of Benchmark’s customer base and project pipeline to FTE’s project management and technical capabilities propel FTE to the forefront of the network infrastructure, technology, and interior construction markets. The acquisition will immediately add Benchmark’s three-year $300 million in project backlog to FTE’s three-year $170 million project backlog.

“This alliance reflects continued commitment to our strategy of growth and diversification,” Palleschi added. “Benchmark’s expertise in the strategically important New York market further deepens our market presence. Benchmark also adds to our infrastructure services and technology capabilities, strengthening core competencies that FTE will be able to leverage across its global operations. We are delighted to welcome Benchmark’s employees to FTE, and look forward to the new opportunities ahead.”

Benchmark, founded in 2008, has a track record of consistent revenue growth and profitability. The company has seasoned leaders with an average of 30 years of construction management experience.

Benchmark specializes in construction management services, and provides program management and other construction-related services. The company serves both publicly listed and private clients in many sectors, including telecommunications, commercial, industrial, broadcast, technology, infrastructure, healthcare, and education.

Stifel, Nicolaus & Company served as financial advisor and K&L Gates as legal advisor to FTE Networks. Terra Nova Capital served as financial advisor and Prior Cashman as legal advisor to Benchmark.

About FTE Networks, Inc.

FTE Networks is on the leading edge of network transformation helping communications service providers, government and enterprise customers evolve their networks to meet advancing technology requirements via network infrastructure, and edge computing solutions to quickly enhance service innovation and deliver new revenue streams. With a focus on smart design, open architectures and consistent standards, along with expertise in building, operating, and maintaining networks, FTE solves complex network and system challenges that reduce costs and deployment time to accelerate delivery and optimize performance of network infrastructure. Operating five (5) industry segments; Data Center Infrastructure, Fiber Optics, and Wireless Integration, Network Engineering, Compute to the Edge, FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe. For more information, please visit: www.ftenet.com.

About Benchmark Builders, Inc.

Benchmark is a New York-based construction manager and general contractor serving a diverse and sophisticated client base in the telecommunications, commercial, industrial, broadcast, technology, infrastructure, healthcare, and education industries. The company delivers unique project solutions in the complex New York marketplace. It emphasizes the ability of its experienced staff to become an integral part of a client’s project team, responding to every client need and request. Benchmark excels at technologically complex work building broadcast studios and infrastructure, as well as large projects from $30 million to $100 million. Benchmark maintains its strong reputation by consistently delivering on the quality, budget, and schedule expectations of some of the industry’s most demanding clients.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTE. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTE’s current expectations and beliefs concerning future developments and their potential effects on FTE. There is no assurance that future developments affecting FTE will be those anticipated by FTE. FTE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

FTE Networks, Inc.

Kirstin Gooldy

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX:FTNW

Investor Relations:

Monique Skruzny

MBS Value Partners

(212) 661-2243

monique.skruzny@mbsvalue.com

Media:

Jon Elsen

MBS Value Partners

O: (914) 305-6981

M: (914) 708-6041

Jon.elsen@mbsvalue.com

Jane Searle

MBS Value Partners

O: (212) 710-9686

M: (631) 572-9208

jane.searle@mbsvalue.com